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                                                                   EXHIBIT 10.11

                    AMENDED AND RESTATED CONSULTING AGREEMENT

                                (Don E. Ackerman)

      THIS AGREEMENT is made as of March 31, 2003 and between WCI COMMUNITIES, INC., a Delaware corporation and successor of WCI COMMUNITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("WCI") and DON E. ACKERMAN ("Consultant").

                                    RECITALS

WHEREAS, WCI and its affiliated entities are in the business of acquiring, improving, developing, leasing and selling land and operating businesses related to or arising out of the land activities. WCI desires to retain Consultant and Consultant desires to accept such retention on the terms and conditions provided in this Agreement, and

WHEREAS, WCI is desirous of retaining the professional services of Consultant, on an independent contractor basis.

NOW, THEREFORE, in consideration of the agreements set forth herein, the parties agree as follows:

1.    Definitions.

      1.1 Affiliate - Each subsidiary, joint venture or other entity in which WCI now has or hereafter has a direct or indirect controlling interest.

      1.2 Retainer - Six Hundred Sixty Thousand Dollars ($660,000) per year, to be paid in equal monthly installments.

      1.3    Board - the Board of Directors of WCI.

      1.4    Cause

             (a) gross negligence or willful or criminal misconduct in the performance by Consultant of his duties and responsibilities hereunder; or

             (b)  negligence in the performance of his duties; or

             (c) conviction of Consultant of the commission of any act which is a felony.

      1.5 Disabled - Consultant shall be deemed Disabled if he is unable to perform his duties hereunder for a period in excess of one hundred eighty (180)
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             consecutive days, and in such case the date on which he shall be deemed Disabled shall be the 181st day.

      1.6 Pre-Disability Period - A period beginning on the date when the Board determines, in good faith, that as a result of illness, impairment or other disability, Consultant is unable to perform substantially all of the material duties hereunder, and ending on the first to occur of (a) the 181st day after such date of determination (b) the date Consultant is Disabled (c) the date when a court or competent jurisdiction shall finally determine that Consultant is able to perform all of the duties hereunder and (d) the date that the Board determines that the Pre-Disability Period has ended.

      1.7 Severance Payment - the net present value of the unpaid Retainer for the period from the date of termination under Section 4.1 to July 24, 2005 determined on the date of termination at a discount rate of eight percent (8%) per annum.

      1.8 Term - a period beginning on the date hereof and ending on July 24, 2005.

2.    Retention.

      Subject to all of the terms and conditions herein provided, WCI hereby retains Consultant as an independent contractor in such capacities and with such appropriate duties with respect to financial consultation as the Board may determined from time to time. If elected to the position of Chairman of the Board of the WCI, Consultant shall also serve in that position (provided, however, that Consultant's election to the position of Chairman of the Board, and subsequent removal of the Consultant from that position shall not constitute termination of this Agreement). The Board shall not appoint any individual to whom Consultant shall report, or who shall have the right to supervise Consultant, provided, however, that this provision shall not limit the right of the Board to designate a person or persons (who shall be a member of or members of the Board) to coordinate the reporting relationship. WCI will provide Consultant with written notice specifying the extent to which his duties or authority is modified. Notwithstanding the foregoing, if the Board changes Consultant's working conditions or specifies duties so that Consultant's powers and duties are materially inconsistent with a Consultant who reports directly to the Board of Directors, or if the Board changes the reporting relationship so that Consultant reports to another person, other than to the Board as a whole, then at any time thereafter at Consultant's option and upon thirty (30) days notice and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of Consultant within such thirty (30) day period, Consultant shall have the right to terminate this Agreement , and in such event, this Agreement shall be deemed to have been terminated by WCI under Section 4.1, without Cause; provided, however, that nothing in this sentence shall restrict the Board from changing duties and reporting relationships during the pendency of a Pre-Disability Period, and during such period, Consultant shall not have the right to terminate this Agreement under this sentence.


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3.    Compensation.

      3.1    During the Term, WCI shall pay to Consultant the Retainer.

      3.2 During the Term, WCI shall pay to or reimburse Consultant for the cost and expense to Consultant for:

             (a) reasonable expenses incurred in the performance of Consultant's duties for travel, room and board and entertainment related to the business of WCI and its Affiliates.

No amounts shall be paid under this Section 3.2 following termination of this Agreement for any reason, except to the extent incurred by Consultant prior to the date of termination.

4.    Termination of Consultant.

      4.1 Termination without Cause. The Board may at its election and without Cause terminate Consultant, upon not less than thirty- (30) days notice to Consultant. Termination shall be effective at the end of the notice period. If Consultant is terminated under this
             Section 4.1, on the date such termination of employment is effective, WCI shall at its option, either pay Consultant the Severance Payment, or continue to pay to Consultant the Retainer for the balance of the Term, on a monthly basis, as though no termination had occurred.

      4.2    Voluntary Resignation, Disability or Death.

      If Consultant voluntarily terminates this Agreement, becomes Disabled or dies during the Term (any of which are referred to herein as an "Terminating Event"), Consultant shall continue to receive the Retainer, reduced as follows:

             (a) If the Terminating Event occurs after the date hereof, each payment of Retainer thereafter will be reduced by 25%; and

                  WCI shall have the right and option to accelerate and prepay the entire amount to be paid under Section 4.2(a) within thirty (30) days after the Terminating Event, in which case the amount to be paid will be discounted at the rate of eight percent (8%) per annum.

      4.3    Termination for Cause.

             (a) The Board may at its election and at any time terminate Consultant for Cause under Section 1.4(a), 1.4(b) or 1.4(c), which termination shall be effective on notice.


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             (b)  Upon termination for Cause, WCI shall have no further obligations to Consultant for payment of the Retainer and all payments and obligations of WCI to Consultant under this Agreement (except those incurred or accrued prior to termination and for indemnification under Section 10) shall cease as of the date of such termination.

5.    Non-Competition.

      Consultant agrees that during the period of this Agreement and for a period of three (3) years after termination of this Agreement, he will not be a shareholder, partner, joint venturer or other equity owner in, or sole proprietor of, or officer, director, employee, consultant, agent or representative of, or otherwise engage, directly or indirectly, in any business which is competitive with the business conducted by WCI and its Affiliates at the date of termination of employment; provided, however, that this provision shall not apply to (i) Consultant ownership of equity and debt interests in and investing in WCI and Affiliates thereof and (ii) the ownership of not more than ten percent (10%) of any publicly traded entity. After termination of this Agreement, and during the three (3) year non-compete period, Consultant shall not be actively involved in any new business which is in direct competition with WCI's business on the date of termination, unless Consultant shall first offer the business opportunity to WCI and WCI shall elect to not pursue such opportunity.

6.    Nonsolicitation.

      Consultant agrees that during the term of this Agreement and for a period of three (3) years after termination of this Agreement, he shall not solicit any employee of WCI to accept employment with Consultant or with any other person; provided, however, that this provision shall not apply to any person who shall have been an employee of Consultant, WCI or any WCI Affiliate prior to July 24, 1995 and whose employment was in the nature of executive assistant or executive secretary to Consultant.

7.    Confidentiality.

      Consultant agrees that during the period of this Agreement and for the three- (3) year period following termination thereof, he shall not use or disclose to third parties any confidential information of WCI or any Affiliate. All files, records documents, data and similar items relating to WCI and Affiliates, as well as all copies thereof, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of the WCI and shall immediately be returned to WCI upon termination of this Agreement, except for material received in his capacity as a member of the Board of Directors.


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8.    Remedy.

      Consultant acknowledges that the restrictions contained in Sections 7 and 8 of this Agreement are reasonable and necessary to protect the legitimate interests of WCI, do not cause Consultant undue hardship, and that violations of those provisions of this Agreement will result in irreparable injury to WCI and that, therefore, WCI shall be entitled to preliminary and permanent injunctive relief without bond in any court of competent jurisdiction to enforce such provisions, which rights shall be cumulative and in addition to any other rights or remedies to which WCI may be entitled. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

9.    Notices.

      All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally, by courier service, or mailed by postage prepaid certified U.S. mail, return receipt requested, to the address herein designed or such other address as may be designated in writing by notice given in the manner provided herein, and shall be effective if delivered or sent by courier upon personal delivery; or if mailed, three days after the date of deposit in the U.S. mail.

Address:                                             Address:
--------                                             --------
Chandelle Ventures                                   Attention: General Counsel
24311 Walden Center Drive                            24301 Walden Center Drive
Bonita Springs, FL 34134                             Bonita Springs, FL 34134

10.   Indemnity.

      WCI shall indemnify Consultant and hold him free and harmless from and against any and all loss, liability, cost or expense resulting to Consultant, or to which he may be or become subject, as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (but not including any action between WCI and Consultant, other than an action in the nature of a derivative action in the right of the WCI) by reason of any acts, omissions, or alleged acts or omissions, arising out of his activities as a Consultant or agent of WCI, as a director or agent of WCI or of any Affiliate, or otherwise arising out of his activities on behalf of WCI or any Affiliate or in furtherance of the interests of WCI or any Affiliate, against expenses for which he has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding so long as he did not act fraudulently, or in a manner which constituted willful misconduct or gross negligence, or, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. During the course of any investigation, proceeding or other matter (other than an investigation, proceeding or other matter brought by WCI directly against the Consultant or brought by the Consultant directly against WCI), WCI shall pay the legal fees and expenses of Consultant, notwithstanding that at the time of such payment it shall


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not have been finally determined whether Consultant is actually entitled to indemnification, provided Consultant agrees to reimburse WCI if it is finally determined that he was not entitled to such indemnification.

11.   Independent Contractor.

      It is intended that Consultant shall be an independent contractor, and nothing herein contained or implied will at any time be so construed as to create the relationship of employer and employee, partnership, principal and agent, or joint adventurers between WCI and Consultant. Consultant shall, at times during the term of this Agreement, perform his duties and responsibilities without any supervision or control by WCI.

12.   Miscellaneous Provision.

      12.1 Binding Effect and Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors, assigns, and transferees. Consultant shall have the right to pledge any and all of his rights under this Agreement.

      12.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior or contemporaneous agreements, either oral or in writing, with respect to the subject matters hereof. No modification, amendment or waiver of any provision of this Agreement shall be binding upon any party unless it is in writing and executed by both parties or, in the case of a waiver, by the party waiving compliance.

      12.3 Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid. If any court determines that any provision is prohibited by or invalid under applicable law, such provision shall automatically be reformed to such time, territory and/or other limitation as such court shall deem reasonable. The reformation or invalidation of any provision shall not invalidate this Agreement or any other provision.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

Consultant                                   WCI COMMUNITIES, INC.


                                             By:
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Don E. Ackerman                                 Paul D. Appolonia
                                                Senior Vice President


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